Exhibit 99.1

FOR IMMEDIATE RELEASE

Betsy Bingham Appointed to FuelCell Energy’s Board of Directors

●	Significant experience as a Leader in corporate lean manufacturing, transformation, and scaling manufacturing
●	Experienced leading respected global organizations on their corporate operating system frameworks

DANBURY, CT – December 6, 2021 – FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in fuel cell technology with a purpose of utilizing its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy— today announced that its Board of Directors has appointed Betsy Bingham to serve as a new independent director, effective December 3, 2021. Ms. Bingham is currently the Lean Operations Leader for GE Aviation. Named to this role in June 2021, she is responsible for leading GE Aviation’s lean transformation and implementation of lean principles throughout the organization and daily operations. In addition, she has responsibility for Sustainability and Environmental, Health and Safety across the business.

Previously, Betsy was the Lean & Operations Leader for GE Digital, having responsibility for leading the lean transformation as well as oversight of the operational management system across the Company. Prior to working at GE, Betsy served as Vice President of Integrated Supply Chain for Honeywell International, Performance Materials and Technology business. Additionally, she was responsible for the Honeywell Operation System the Company’s lean transformation system. Betsy brings additional quality, lean, and continuous improvement experience through leadership roles with Royal Philips’ Diagnostics Imaging Business, and Danaher subsidiaries Tektronix, Inc. and Veeder-Root Co.

Betsy received her Bachelor of Science in Ceramic Engineering from Alfred University, and an MBA from State University of New York at Buffalo.

Ms. Bingham’s appointment expands the Board to eight directors, seven of whom are independent. She will be a member of the Board’s Audit and Finance and Nominating and Corporate Governance Committees.

“Betsy will contribute meaningfully in multiple areas that are essential as we move FuelCell Energy forward, including scaling of operations and manufacturing, and deep expertise in world-class lean principles,” said James England, Chairman of the Board.

“Betsy brings significant experience at a number of world-class organizations renowned for lean manufacturing and effective operating systems, essential aspects to FuelCell Energy’s business model as we position the Company for growth,” said Jason Few, President, Chief Executive Officer and Chief Commercial Officer of FuelCell Energy. “We are incredibly pleased to have Betsy join the Board where her experience and mentorship will help management and the Board implement strategic actions that bolster FuelCell Energy’s ability to achieve our goals and objectives.”

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) FuelCell Energy is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety and global urbanization. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for businesses, utilities, governments and municipalities. Our solutions are designed to enable a world empowered by clean energy, enhancing the quality of life for people around the globe. We target large-scale power users with our megawatt-class installations globally, and currently offer sub-megawatt solutions for smaller power consumers in Europe. To provide a frame of reference, one megawatt is adequate to continually power approximately 1,000 average sized U.S. homes. We develop turn-key distributed power generation solutions and operate and provide comprehensive service for the life of the power plant. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation, and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our customer base includes utility companies, municipalities, universities, hospitals, government entities/military bases and a variety of industrial and commercial enterprises. Our leading geographic markets are currently the United States and South Korea, and we are pursuing opportunities in other countries around the world. FuelCell Energy, based in Connecticut, was founded in 1969.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Treatment, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

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